Exhibit 3
EXECUTION COPY
VOTING AGREEMENT
     This Voting Agreement (this “Agreement”) is made and entered into as of December 21, 2010, by and between Bounty Investments, LLC, a Delaware limited liability company (“Stockholder”), and Commercial Industrial Finance Corp., a Delaware corporation (the “Company”).
     WHEREAS, Stockholder is a stockholder of Deerfield Capital Corp., a Maryland corporation (“Parent”);
     WHEREAS, concurrently with the execution and delivery hereof, Parent, Bulls I Acquisition Corporation, a Delaware corporation and a direct wholly-owned subsidiary of Parent (“First MergerSub”), Bulls II Acquisition LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Parent, the Company and CIFC Parent Holdings LLC, a Delaware limited liability company and the sole stockholder of the Company, are entering into an Agreement and Plan of Merger (as it may be amended from time to time pursuant to the terms thereof, the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of First MergerSub with and into the Company in accordance with the terms of the Merger Agreement;
     WHEREAS, as a condition and inducement to the Company’s willingness to enter into the Merger Agreement, the Company has requested that Stockholder, and Stockholder has agreed, to enter into this Agreement with respect to all Shares (as defined herein) of Parent that Stockholder beneficially owns (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”));
     WHEREAS, Stockholder is the record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of such number of shares of each class of capital stock of Parent and rights to purchase such number of shares of capital stock of Parent as is indicated on the signature page of this Agreement; and
     WHEREAS, in consideration of, and as a condition to, the execution and delivery of the Merger Agreement by the Company, the Company has required that Stockholder agree, and in order to induce the Company to enter into the Merger Agreement, Stockholder desires to agree, to vote the Shares (as defined herein) over which Stockholder has voting power so as to facilitate the consummation of the Merger.
     NOW, THEREFORE, intending to be legally bound, the parties hereby agree as follows:
     Section 1. Certain Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:
          (a) “Convertible Notes” means the Senior Subordinated Convertible Notes in the original principal amount of $25,000,000 and due December 9, 2017, which are convertible into shares of Parent Common Stock.
          (b) “Shares” means the lesser of (i) (A) all shares of capital stock and any other voting or equity securities of Parent owned, beneficially or of record, by Stockholder as of the date hereof, and (B) all additional shares of capital stock and any other voting or equity securities of Parent acquired by Stockholder, beneficially or of record, during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date (as such term is defined in Section 12 below) and (ii) shares of capital stock and any other voting or equity securities of Parent owned, beneficially or of record, by Stockholder and constituting no more than thirty-nine percent (39%) of the issued and outstanding capital stock of Parent. For the avoidance of doubt, the Shares shall not include the Convertible Notes but shall include any shares of Parent Common Stock issued upon conversion of the Convertible Notes, subject to the limitations above. Stockholder agrees to promptly notify the Company in writing of the nature and amount of any acquisition of shares pursuant to Section 1(b)(i)(B).
          (c) “Transfer” means, with respect to the Shares, (i) the direct or indirect assignment, sale, transfer, tender, pledge, hypothecation, or the grant, creation or sufferage of a lien or encumbrance in or upon, or the gift, placement in trust, or the other disposition of such Shares (including transfers by merger or otherwise by operation of law) or any right, title or interest therein (including without limitation, any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof or (ii) any other action which would have the effect of preventing or disabling the Stockholder from performing its obligations under this Agreement.
     Section 2. Transfer and Voting Restrictions.
          (a) Stockholder shall not Transfer any of the Shares or enter into an agreement, commitment or other arrangement with respect thereto.
          (b) Except as otherwise permitted by this Agreement or directed by order of a court of competent jurisdiction, Stockholder shall not commit any act that could restrict or otherwise affect its legal power, authority and right to vote all of the Shares then owned of record or beneficially by it. Without limiting the generality of the foregoing, except for this Agreement and as otherwise permitted by this Agreement, from and after the date hereof, Stockholder will not enter into any voting agreement with any Person with respect to any of the Shares, grant any Person any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposit any of the Shares in a voting trust or otherwise enter into any agreement or arrangement with any Person limiting or affecting Stockholder’s legal power, authority or right to vote the Shares in favor of the approval of the issuance of the shares of Parent Common Stock constituting the Stock Consideration.
     Section 3. Agreement to Vote Shares. Stockholder agrees that, prior to the Expiration Date, at any meeting of the stockholders of Parent or any adjournment or postponement thereof, or in connection with any written consent of the stockholders of Parent, with respect to the Submitted Proposals or any Parent Alternative Proposal, Stockholder shall:
          (a) appear at such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum;
          (b) vote (or cause to be voted), or deliver a written consent (or cause a written consent to be delivered) covering all of the Shares that Stockholder shall be entitled to so vote: (i) in favor of the Submitted Proposals and all other transactions contemplated by the Merger Agreement as to which stockholders of Parent are called upon to vote in favor of or consent to any matter necessary for the issuance of the shares of Parent Common Stock constituting the Stock Consideration, the other Submitted Proposals and the other transactions contemplated by the Merger Agreement; (ii) against any action or agreement that, to the Knowledge of Stockholder, would reasonably be expected to result in any of the conditions to Parent or any of its obligations under the Merger Agreement not being fulfilled; and (iii) against any Parent Alternative Proposal, or any agreement, transaction or other matter that would reasonably be expected to prevent or materially and adversely affect the consummation of the transactions contemplated by the Submitted Proposals.
     Section 4. Grant of Irrevocable Proxy.

          (a) Stockholder hereby irrevocably grants to, and appoints, the Company, and any individuals designated in writing by the Company, and each of them individually, as Stockholder’s proxy and attorney-in-fact (with full power of substitution and re-substitution), for and in the name, place and stead of Stockholder, to vote the Shares, to instruct nominees or record holders to vote such Shares, or grant a consent or approval in respect of such Shares solely for the matters set forth in Section 3. This proxy shall only be effective if Stockholder fails to appear, or otherwise fails to cause the Shares to be counted as present for purposes of calculating a quorum, at the Stockholders Meeting or any other meeting of the stockholders of Parent and to vote the Shares in accordance with Section 3 at the Stockholders Meeting or such other meeting, and the Company hereby acknowledges that the proxy granted hereby shall not be effective for any other purpose. Stockholder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon Stockholder’s execution and delivery of this Agreement.
          (b) Stockholder represents that any proxies heretofore given in respect of the Shares that may still be in effect are not irrevocable, and that any such proxies are hereby revoked.
          (c) Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked, except as expressly provided in this Agreement. Stockholder hereby ratifies and confirms all actions that the proxies appointed hereunder may lawfully do or cause to be done in accordance with this Agreement. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 2-507 of the Maryland General Corporation Law.
          (d) The attorneys and proxies named in Section 4(a) above may not exercise this irrevocable proxy on any other matters except as provided above. Stockholder may vote the Shares on all other matters.
     Section 5. Representations and Warranties of Stockholder.
          (a) Stockholder hereby represents and warrants to the Company as follows: (i) Stockholder is the beneficial and record owner of the shares of capital stock of Parent indicated on the signature page of this Agreement, free and clear of any and all claims, liens, encumbrances and security interests whatsoever; (ii) Stockholder does not own, beneficially or of record, any securities of Parent other than the shares of capital stock of Parent and the Convertible Notes set forth on the signature page of this Agreement; (iii) Stockholder does not own, beneficially or of record, any rights to purchase or acquire shares of capital stock of Parent, except upon conversion of the Convertible Notes; (iv) Stockholder has the legal capacity and full power and authority to make, enter into and carry out the terms of this Agreement and to grant the irrevocable proxy as set forth in Section 4; and (v) this Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and binding agreement of Stockholder enforceable against it in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.
          (b) As of the date hereof and for so long as this Agreement remains in effect, except for this Agreement or as otherwise permitted by this Agreement, Stockholder has full legal power, authority and right to vote all of the Shares then owned of record or beneficially by it, in accordance with Section 3. Without limiting the generality of the foregoing, except as expressly contemplated hereby,

Stockholder is not a party to, and the Shares are not subject to or bound in any manner by, any contract or agreement relating to the Shares, including without limitation, any voting agreement, option agreement, purchase agreement, stockholders’ agreement, partnership agreement or voting trust other than the Stockholders Agreement with Parent, dated as of June 9, 2010, and the Registration Rights Agreement with Parent, dated as of June 9, 2010.
          (c) Stockholder represents and warrants to the Company that the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, any provision of any loan or credit agreement, note, bond, mortgage, indenture, lease, or other agreement, instrument, permit, concession, franchise, license Law applicable to Stockholder, the Shares or any of Stockholder’s properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person, is required by or with respect to Stockholder in connection with the execution and delivery of this Agreement or the consummation by Stockholder of the transactions contemplated hereby.
     Section 6. Waivers. Stockholder hereby waives any rights of appraisal with respect to the Merger, or rights to dissent from the Merger, that Stockholder may have.
     Section 7. Further Assurances. From time to time, at the request of the Company and without further consideration, the Stockholder shall take such further action as may reasonably be requested by the Company to effect the transactions contemplated by Section 3 and Section 4 of this Agreement.
     Section 8. Notice of Events. Between the date of this Agreement and the Expiration Date, Stockholder shall give prompt notice to the Company of (a) any fact, event or circumstance of which Stockholder has Knowledge that would cause, or reasonably be expected to cause or constitute, a breach in any material respect of the representations and warranties of the Stockholder under this Agreement and (b) the receipt by Stockholder of any notice or other communication from any Person of which Stockholder has Knowledge alleging that the Consent of such Person is or may be required in connection with this Agreement; provided, however, that the delivery of any notice pursuant to this Section 8 shall not limit or otherwise affect the remedies available to any Party.
     Section 9. Capacity as a Stockholder; Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary: (a) none of the Stockholder or any of its officers, directors or employees makes any agreement or understanding herein in any capacity other than in the Stockholder’s capacity as a record holder and beneficial owner of Shares, and not in Stockholder’s or any of its officers’, directors’ or employees’ capacity as a director, officer or employee of Parent or any of Parent’s Subsidiaries or in Stockholder’s or any of its officers’, directors’ or employees’ capacity as a trustee or fiduciary of any employee benefit plan or trust, and (b) nothing herein will be construed to limit or affect any action or inaction by the Stockholder or any of its officers, directors or employees serving on the Parent Board or on the board of directors of any Subsidiary of Parent or as an officer or fiduciary of Parent, any Subsidiary of Parent or any employee benefit plan or trust, acting in such person’s capacity as such a director, officer, trustee and/or fiduciary.
     Section 10. No Solicitation. Stockholder agrees that Stockholder shall not and shall not permit its directors, officers or employees to, and shall use its commercially reasonable efforts to cause its investment bankers, advisors, attorneys, accountants and other representatives not to, directly or indirectly, (i) initiate, solicit, facilitate or encourage (including by way of providing information) the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute, or may reasonably be expected to lead to, any Parent Alternative Proposal or engage in, participate in or continue any discussions or negotiations with respect thereto or otherwise cooperate with or assist or facilitate any such inquiries, proposals, offers, discussions or negotiations, (ii) approve or recommend, or publicly propose to approve or recommend, any Parent Alternative Proposal, (iii) furnish or cause to be furnished, to any Person, any non-public information concerning the business, operations, properties or assets of Parent or Parent CDO Issuers in connection with a Parent Alternative Proposal, (iv) enter into any agreement, understanding, letter of intent, agreement in principle or other agreement or understanding relating to a Parent Alternative Proposal or arrangement with respect to a Parent Alternative Proposal or enter into any agreement or agreement in principle requiring Parent to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, (v) initiate a stockholders’ vote or action by consent of the stockholders of Parent with respect to a Parent Alternative Proposal, (vi) except by reason of this Agreement, become a member of a “group” (as such term is defined in Section 13(d) of the Exchange Act) with respect to any voting securities of Parent that takes any action in support of a Parent Alternative Proposal or (vii) resolve, propose or agree to do any of the foregoing.
     Section 11. Confidentiality. Stockholder recognizes that successful consummation of the transactions contemplated by the Merger Agreement may be dependent upon confidentiality with respect to the matters referred to herein. In this connection, pending public disclosure thereof, Stockholder hereby agrees not to disclose or discuss such matters with anyone not a party to this Agreement (other than its counsel and advisors, if any) without the prior written consent of the Company, except for disclosures Stockholder’s counsel advises are necessary in order to fulfill any legal requirement, in which event Stockholder shall give notice of such disclosure to the Company as promptly as practicable so as to enable the Company to seek a protective order from a court of competent jurisdiction with respect thereto.
     Section 12. Termination. This Agreement shall terminate and be of no further force or effect whatsoever as of the earlier of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to the terms of Article 9 thereof or (ii) the Effective Time (the “Expiration Date”). Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, such termination or expiration shall not relieve any party from liability for any willful and material breach of or default under this Agreement.
     Section 13. No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Parent Board has approved, for purposes of any applicable anti-takeover laws and regulations and any applicable provision of Parent’s Articles of Amendment and Restatement, as amended and supplemented as of the date hereof, the transactions contemplated by the Merger Agreement, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.
     Section 14. Miscellaneous Provisions.
          (a) Amendments, Modifications and Waivers. No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by the Company and Stockholder.
          (b) Entire Agreement. This Agreement constitutes the entire agreement among the parties to this Agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

          (c) Governing Law. This Agreement will be governed by and construed and enforced in accordance with the internal laws of the State of New York without reference to any choice of law rules that would require the application of the laws of any other jurisdiction.
          (d) Consent to Jurisdiction. Each party to this Agreement, by its execution hereof, (a) hereby irrevocably consents and agrees that any action, suit or proceeding arising in connection with any disagreement, dispute, controversy or claim, in whole or in part, arising out of, related to, based upon or in connection with this Agreement or the subject matter hereof shall be brought only in the courts of the State Courts of the State of New York, New York County or the United States District Court located in the State of New York, New York County, (b) hereby waives to the extent not prohibited by applicable Law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) hereby agrees not to commence any such action other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action to any court other than one of the above-named courts whether on the grounds of forum non conveniens or otherwise. Each party hereby (i) consents to service of process in any such action in any manner permitted by New York law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 14(l), shall constitute good and valid service of process in any such action, and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.
          (e) WAIVER OF JURY TRIAL. EACH OF THE COMPANY AND STOCKHOLDER HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE COMPANY OR STOCKHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.
          (f) Assignment and Successors. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties hereto without prior written consent of the other parties hereto. Any assignment in violation of the foregoing shall be void and of no effect.
          (g) No Third Party Rights. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that Parent shall be a third party beneficiary of this Agreement with the right to enforce any and all rights, benefits and remedies of Stockholder hereunder.
          (h) Cooperation. Stockholder agrees to cooperate fully with the Company and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the Company to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purpose of this Agreement.
          (i) Severability. If any provision of this Agreement, or the application thereof to any Person or circumstance, is invalid or unenforceable in any jurisdiction, (a) a substitute and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable in such jurisdiction, the intent and purpose of their invalid or unenforceable provision; and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability of such provision affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
          (j) Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
          (k) Specific Performance; Injunctive Relief. The parties hereto acknowledge that the Company shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth in this Agreement. Therefore, Stockholder hereby agrees that, in addition to any other remedies that may be available to the Company upon any such violation, the Company shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to such party at law or in equity without posting any bond or other undertaking.
          (l) Notices. All notices, demands and other communications pertaining to this Agreement (“Notices”) shall be in writing and addressed as follows: (i) if to the Company, to the address, e-mail address or facsimile provided in the Merger Agreement, including to the Persons designated therein to receive copies; and (ii) if to Stockholder, to Stockholder’s address, e-mail address or facsimile shown below Stockholder’s signature on the last page hereof. Notices shall be deemed given (a) on the first (1st) Business Day after being sent, prepaid, by nationally recognized overnight courier that issues a receipt or other confirmation of delivery, (b) upon machine generated acknowledgement of receipt after transmittal by facsimile if so acknowledged to have been received before 5:00 p.m. on a Business Day at the location of receipt and otherwise on the next following Business Day or (c) when sent, if sent by electronic mail before 5:00 p.m. on a Business Day at the location of receipt and otherwise the next following Business Day. Any party may change the address to which Notices under this Agreement are to be sent to it by giving written notice of a change of address in the manner provided in this Agreement for giving Notice.
          (m) Counterparts. This Agreement may be executed in counterparts (including by facsimile or other electronic transmission), each of which shall be deemed an original and each of which shall constitute one and the same instrument.
          (n) Headings. The headings contained in this Agreement are for the convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
          (o) Legal Representation. This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation thereof.
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     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.

COMMERCIAL INDUSTRIAL FINANCE CORP.		BOUNTY INVESTMENTS, LLC

		By:	/s/ Andrew Intrater

By:	/s/ Peter Gleysteen	Name:	Andrew Intrater

Name: Title:	Peter Gleysteen Chief Executive Officer	Title:	Chief Executive Officer
Address:
c/o Columbus Nova
900 Third Avenue, 19th Floor
New York, NY 10022
Attention: Paul Lipari
Facsimile: (212) 308-6623
E-mail Address: plipari@columbusnova.com
With copies to:
Latham & Watkins LLP
885 Third Avenue
New York, NY 10022
Attention: James C. Gorton, Esq.
Facsimile: (212) 751-4864
E-mail Address: james.gorton@lw.com
Shares Beneficially Owned:
4,545,455 shares of Parent Common Stock
4,132,231 shares upon conversion of the Senior Subordinated Convertible Notes
Signature Page to Voting Agreement